1170 Celebration Blvd, Suite 103  |  Celebration, Florida 34747  |  Phone  321.939.3416   | www.kempharm.com

Exhibit 10.6

October 13, 2015

Mr. Sven Guenther

RE: Acceleration Provisions of Stock Options

I am pleased to announce that on September 4, 2015, the Compensation Committee of the Board of Directors of KemPharm, Inc. (the “Company”) added the following acceleration provision (the “Acceleration Provision”) to the vesting terms of all outstanding stock options (the “Outstanding Options”) issued to you by the Company:

“Notwithstanding anything to contrary, the vesting of this Option shall accelerate so as to be fully vested and immediately exercisable immediately prior to any Change in Control (as defined in the Plan) of the Company.”

Other than the addition of the Acceleration Provision, the terms of your Outstanding Options shall remain unchanged, including without limitation the exercise price, number of shares, vesting schedule (including any non-Change in Control (as defined in the Company’s 2014 Equity Incentive Plan) related acceleration provisions thereof) and the expiration date thereof.

Your Outstanding Options continue to be subject to the terms and conditions of your original option agreements and the Company’s 2007 Stock Incentive Plan and 2014 Equity Incentive Plan, as applicable.  No amended stock option agreements will be issued to you to reflect the Acceleration Provision.  You should retain a copy of this letter with your original option agreements for your Outstanding Options.  Except as expressly set forth in this letter agreement, no change or amendment is being made to your Outstanding Options and option agreements.

At your earliest convenience, please sign and return this letter agreement R. LaDuane Clifton, the Company’s Chief Financial Officer, at lclifton@kempharm.com.  Please contact R. LaDuane Clifton if you have any questions about the Acceleration Provision or your Outstanding Options.

Very truly yours,

/s/ Travis Mickle____________________

Travis Mickle

President and Chief Executive Officer

Acceleration Provisions For Stock Options, October 13, 2015, Page 2

By signing this letter agreement you hereby agree to the terms described herein, including without limitation to the addition of the Acceleration Provision to all of your Outstanding Options. You also acknowledge receipt of this letter agreement as of October 13, 2015, and agree that the amendment of your Outstanding Options to include the Acceleration Provision shall not be construed as an express or implied agreement of employment or other service-provider relationship with the Company other than on an at-will basis.

Agreed and acknowledged,

/s/ Sven Guenther

Sven Guenther